Exhibit 8.2
[FORM OF OPINION]
[MILBANK LETTERHEAD]
December __, 2005
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131

Re: Registration Statement on Form S-4 of Vector Group Ltd.
Ladies and Gentlemen:
     We have acted as counsel to Vector Group Ltd., a Delaware corporation (“Vector”), in connection with the Transactions (defined below). Capitalized terms used in this opinion and not otherwise defined have the meanings given them in the Certificates.
     In rendering our opinion, we have examined and relied upon representations made to us by Vector and New Valley Corporation (“New Valley”) in letters to us dated the date of this opinion letter (the “Certificates”) as well as the accuracy and completeness of the facts, information, covenants, and representations contained in (i) the above-captioned Registration Statement on Form S-4 (including all amendments thereto, the “Registration Statement”) filed by Vector with the United States Securities and Exchange Commission (the “Commission”) with respect to the shares of Vector common stock, par value $0.10 per share (the “Vector Common Stock”), proposed to be issued in connection with Vector’s offer (the “Offer”), through VGR Holding Inc., a wholly owned subsidiary of Vector (“VGR”), to acquire all the outstanding common shares of (the “New Valley Common Shares”) of New Valley not already owned by VGR for 0.54 shares of Vector Common Stock for each New Valley Common Share, and (ii) other documents we have deemed necessary and appropriate. Our opinion is conditioned on, among other things, the accuracy and completeness of the facts, information, covenants, representations and calculations, all as set forth in the Certificates, and their being true and complete as of today. Our opinion is further conditioned on the Transactions (defined below) occurring in the manner and in the order described below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents.
     The following actions constitute the “Transactions”:
1.	Prior to consummation of the Offer, VGR was converted under state law into a Delaware limited liability company (for purposes of our opinion, VGR will be referred to as “VGR LLC” following its conversion to a limited liability company).

2.	On the date hereof, VGR LLC consummated the Offer in the manner described in the Registration Statement.

3.	Immediately following completion of Step 2, VGR LLC will distribute all of the New Valley Common Shares that it owns to Vector.

4.	Immediately after Step 3, Vector will contribute the New Valley Common Shares received from VGR LLC to a newly formed wholly-owned Vector corporate subsidiary (“MergerCo”) in exchange for all of the MergerCo stock.

5.	As soon as practical after completion of Step 4, MergerCo will effect the subsequent “short form’” merger pursuant to Delaware Corporation Law Section 253 by merging New Valley into MergerCo, with MergerCo surviving, pursuant to which the holders of New Valley Common Shares other than MergerCo will receive Vector Common Stock in consideration for their New Valley Common Shares.

6.	Immediately after Step 5, MergerCo will merge into a newly formed wholly-owned Vector subsidiary that is organized as a Delaware limited liability company and that is treated as an entity disregarded from Vector for U.S. federal income tax purposes, with the Vector subsidiary being the surviving entity.
     The opinion set forth here is as of the date of this letter and is subject to the truth, accuracy and completeness as of the date of this letter of the representations stated here as being relied upon with respect to our opinion. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, Internal Revenue Service (“IRS”) interpretive rulings, and other authorities we consider relevant. We caution that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.
     Based upon and subject to the qualifications and limitations set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement and the assumptions, representations and limitations set forth herein, we are of the opinion that: (i) the Transactions will together constitute a reorganization described in Code section 368(a); and (ii) Vector Common Stock received by New Valley stockholders in the Offer described in Step 2 above and the subsequent “short form” merger described in Step 5 above will be treated as received in the reorganization.

     We hereby consent to the filing of this opinion as exhibit 8 to the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
     You should be aware that the opinions expressed above represent our conclusions as to the application of existing law, including the Code, the Treasury Regulations (including proposed regulations) promulgated thereunder, the legislative history thereof and rulings and pronouncements of the IRS to the Transactions. No ruling has been sought from the IRS regarding the matters as to which we have expressed our opinion. Our opinion is not binding on the IRS and there can be no assurance that the IRS or a court will not adopt a position contrary to our opinion. There also can be no assurance that the law will not change. We undertake no obligation to update this opinion or otherwise advise you in the event there is a change in law or the relevant legal authorities. Finally, our opinion is limited to the tax matters expressly set forth above and we express no opinion on any other aspect of the Transactions.
Very truly yours,